Exhibit 99.1

Dougherty’s Pharmacy, Inc. Announces Resignation of President and Chief Financial Officer

DALLAS, Jan. 22, 2018 – Dougherty’s Pharmacy, Inc. (the “Company”) (OTCQB: MYDP) today announced that Mr. Mark Heil, the Company’s President and Chief Financial Officer, has resigned from the Company to pursue other professional business opportunities. Mr. Heil will continue in his present capacity until January 28, 2018, after which time he will work in a transitional role through March 2, 2018. Mr. Heil has served as the Company’s President since April 2014 and as its Chief Financial Officer since 2007.

Mr. James C. Leslie, the Company’s Chairman of the Board, will serve as the Company’s interim President and Chief Financial Officer until the Company’s Board of Directors has determined Mr. Heil’s successor. During this transitional period, the Company has expanded its engagement with a national consulting firm with experience in the pharmaceutical industry to provide assistance to Mr. Leslie and the Company’s Board of Directors.

“For the past decade, Mark has been an integral part of the Dougherty’s leadership team, and he will certainly be missed,” said Mr. Leslie. “We want to thank him for his contributions to Dougherty’s, and sincerely wish him the best in his future professional endeavors.

"As discussed previously, we continue to focus on enhancing the strategic growth and financial strength of Dougherty's,” continued Mr. Leslie. “Our emphasis on streamlining operations, improving sales, and enhancing the efficiency of Dougherty's pharmacy operations continues, and we are stepping up our sales and marketing efforts throughout the organization. We believe these initiatives will strengthen our business and lead to enhanced long-term value for our shareholders."

About Dougherty’s Pharmacy, Inc.

Dougherty’s Pharmacy, Inc. is a retail pharmacy chain focused on successfully acquiring, managing and growing community-based pharmacies in the Southwest Region of the United States. On June 9, 2017, the Company changed its name from Ascendant Solutions, Inc. to Dougherty’s Pharmacy, Inc. to better reflect the corporate vision and operating structure. Dougherty’s currently has approximately $48 million in net operating loss carryforwards which can be used to shelter future income, thus enhancing free cash flow or debt service capabilities. Interested investors can access financials and stock trading information for Dougherty’s at OTCMarkets.com or at www.doughertys.com.

Contacts:
	Mark S. Heil	Geralyn DeBusk or Tom Carey
	President and CFO	Halliburton Investor Relations
	972-250-0945	972-458-8000